Exhibit 3.01

CERTIFICATE TO REDESIGNATE THE

2003 CONVERTIBLE PREFERRED STOCK

OF

BROOKE CORPORATION

Pursuant to K.S.A. §§ 17-6003 and 17-6401(g)

It is hereby certified that:

1. The name of the company is Brooke Corporation, a Kansas corporation (the “Company”).

2. The Amendment and Restatement to the Articles of Incorporation of the Company authorizes the issuance of 399,000 shares of undesignated preferred stock of the Company (the “Undesignated Preferred Stock”) and expressly vests in the Board of Directors of the Company (the “Board”) the authority provided therein to issue any or all of said shares and to establish the designation and number and to fix the relative rights and preferences of any series of such shares to be issued.

3. In 2003, the Board approved the designation of 200,000 shares of Undesignated Preferred Stock as “2003 Convertible Preferred Stock” (the “2003 Convertible Preferred Stock”) and, on May 1, 2003, the Company filed a Certificate of Designation with the Kansas Secretary of State authorizing the designation of 200,000 shares of Undesignated Preferred Stock as 2003 Convertible Preferred Stock.

4. As of the date hereof, the Company has not issued any of the 200,000 shares of 2003 Convertible Preferred Stock.

5. The Board, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions with respect to the 2003 Convertible Preferred Stock:

RESOLVED, that 180,000 of the 200,000 authorized and unissued shares of 2003 Convertible Preferred Stock shall be redesignated as shares of Undesignated Preferred Stock;

FURTHER RESOLVED, that 20,000 of the 200,000 authorized and unissued shares of 2003 Convertible Preferred Stock shall be redesignated as “13% Perpetual Convertible Preferred Stock Series 2006,” par value $1.00 per share, and shall possess the rights and preferences set forth in the Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 of the Company, dated as of September 15, 2006, which is being filed separately with the Kansas Secretary of State; and

FURTHER RESOLVED, that subsequent to the redesignation of the 2003 Convertible Preferred Stock as provided above, there shall no longer exist any preferred stock of the Company designated as 2003 Convertible Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to Redesignate the 2003 Convertible Preferred Stock of the Company to be signed by Robert D. Orr, its Chief Executive Officer, as of the 14th day of September, 2006.

/s/ Robert D. Orr
Robert D. Orr
Chief Executive Officer

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